                                                             [LOGO APPEARS HERE]

American Recreation
Centers, Inc.
Employee Stock Ownership Plan
Financial Statements
May 31, 1995 and May 25, 1994

American Recreation Centers, Inc.

Employee Stock Ownership Plan
Financial Statements Table of Contents
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                                                                        Page

Report of Independent Accountants                                         3

Financial Statements:

  Statement of Net Assets Available for Benefits                          4

  Statement of Changes in Net Assets Available for Benefits               5

  Notes to Financial Statements                                         6-9

Supplemental Schedule:

  Assets Held for Investment at
   May 31, 1995 (Schedule I)                                             10

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               [LETTERHEAD OF PRICE WATERHOUSE LLP APPEARS HERE]


                       Report of Independent Accountants

October 27, 1995

To the Administrative Committee and Participants,
American Recreation Centers, Inc.
Employee Stock Ownership Plan

We were engaged to audit the financial statements of American Recreation Centers, Inc. Employee Stock Ownership Plan (the Plan) as of May 31, 1995 and May 25, 1994 and for the years then ended and the schedule as of May 31, 1995, as listed in the accompanying table of contents. These financial statements and the schedule are the responsibility of the Plan's management.

As permitted by Section 2520.103-8 of the Department of Labor Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, the Plan administrator instructed us not to perform, and we did not perform, any auditing procedures with respect to the information summarized in Note 6, which was certified by Imperial Trust Company, the trustee of the Plan, except for comparing such information with the related information included in the financial statements and schedule. We have been informed by the Plan administrator that the trustee holds the Plan's investment assets and executes investment transactions. The Plan administrator has obtained a certification from the trustee as of and for the years ended May 31, 1995 and May 25, 1994 that the information provided to the Plan administrator by the trustee is complete and accurate.

As more fully described in Note 2 and as permitted under the Department of Labor Rules and Regulations, the Plan prepares its financial statements on a modified cash basis of accounting which is a comprehensive basis of accounting other than generally accepted accounting principles.

Because of the significance of the information that we did not audit, we are unable to, and do not, express an opinion on the accompanying financial statements and schedule taken as a whole. The form and content of the information included in the financial statements and schedule, other than that derived from the information certified by the trustee, have been audited by us in accordance with generally accepted auditing standards and, in our opinion, are presented in compliance with the Department of Labor Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

/s/ Price Waterhouse LLP
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American Recreation Centers, Inc.

Employee Stock Ownership Plan
Statement of Net Assets Available for Benefits
--------------------------------------------------------------------------------

                                                        May 31,     May 25,
                                                          1995        1994
                    Assets

Assets held by trustee for investment:
 Cash, including short-term investment funds           $  260,236  $   16,339

 Common stock of American Recreation Centers, Inc.,
  686,479 and 737,464 shares, at market                 4,934,411   5,070,071
                                                       ----------  ----------

                                                        5,194,647   5,086,410

Employer contributions receivable from American
 Recreation Centers, Inc.                                 414,306     382,219
                                                       ----------  ----------

    Total assets                                        5,608,953   5,468,629


                    Liabilities

Note payable to American Recreation Centers, Inc.              --      53,535
                                                       ----------  ----------

Net assets available for benefits                      $5,608,953  $5,415,094
                                                       ==========  ==========

                See accompanying notes to financial statements.

American Recreation Centers, Inc.

Employee Stock Ownership Plan
Statement of Changes in Net Assets Availaable for Benefits
--------------------------------------------------------------------------------


                                                          Fiscal years ended
                                                        May 31,        May 25,
                                                          1995           1994

Contribution from American
 Recreation Centers, Inc.                              $  425,000    $  425,000

Investment income:
 Cash dividends                                           167,780       165,277
 Interest                                                   5,604         1,290
                                                       ----------    ----------

                                                          598,384       591,567

Unrealized appreciation of common stock, net              186,641       723,068
                                                       ----------    ----------

                                                          785,025     1,314,635
                                                       ----------    ----------

Expenses and distributions:
 Administrative fees                                       10,142        11,811
 Interest expense                                           1,070        12,915
 Distributions to former participants                     579,954       615,761
                                                       ----------    ----------

                                                          591,166       640,487
                                                       ----------    ----------

Increase in net assets available for benefits             193,859       674,148

Net assets available for benefits, beginning of year    5,415,094     4,740,946
                                                       ----------    ----------

Net assets available for benefits, end of year         $5,608,953    $5,415,094
                                                       ==========    ==========

                See accompanying notes to financial statements.

American Recreation Centers, Inc.

Employee Stock Ownership Plan
Notes to Financial Statements
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1. Description of Plan
   The following description of the Plan provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

   The Plan is a defined contribution plan covering all employees of American Recreation Centers, Inc. (the Company) who are not covered by a collective bargaining agreement and have met specified age and service requirements. The Plan enables participants to acquire equity interests in the Company. The Plan is designed to comply with Internal Revenue Code Section 4975(e)(7) and the regulations thereunder, and is subject to the applicable provisions of the Employee Retirement Security Act of 1974 (ERISA).

   The Plan provides for vesting of 20% upon the completion of two years of credited service and additional vesting of 20% per year up to 100% for each additional year of service credited to the participant. Plan participants totaled 1,582 and 1,216 at May 31, 1995 and May 25, 1994.

   All contributions are made by the Company to the American Recreation Centers, Inc. Employee Stock Ownership Trust (the Trust). Contributions may be paid in cash, common stock of the Company or other qualified property. Common stock and other qualified property are contributed at the fair market value of the property on the date of contribution. Contributions are discretionary and are determined by resolution of the Board of Directors of the Company. Contributions and the income, forfeitures and gains and losses of the Plan are allocated to participants at the end of each fiscal year.

   The Company is the administrator of the Plan and has appointed an administrative committee to supervise the operations of the Plan. The Company believes that the Plan will continue without interruption, but reserves the right to terminate the Plan at any time. In the event of termination of the Plan, all participants will become fully vested and the assets of the Trust will be distributed to or for the benefit of the participants of the Plan.

   During the year, the American Recreation Centers, Inc. Employee Stock Ownership Plan (the Plan) was amended and restated to provide for a prohibited transaction exemption under Section 4975(d)(3) of the Internal Revenue Code. This amendment and restatement has a retroactive effective date of June 1, 1989.

2. Summary of Significant Accounting Policies

   Basis of accounting
   The accounts of the Plan are maintained on a modified cash basis. Only the employer contributions are accrued. Income and expenses are accounted for on a cash basis.

   Tax status
   The Internal Revenue Service has determined and informed the Company by a letter dated November 1987, that the Plan is qualified and the trust established under the Plan is tax-exempt under the appropriate sections of the Code. The Plan has been amended since receiving that determination letter and the Company was applied for a new determination letter. The Plan

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American Recreation Centers, Inc.

Employee Stock Ownership Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

   administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore, they believe that the Plan was qualified and the related trust was tax-exempt as of the financial statement date.

   Investment valuation
   Investments in the common stock of the Company are valued at the average of the last reported sales price and the latest quoted bid price at year-end.

   Investment transactions and investment income
   Dividend income is recorded on the payment date.

   In accordance with the policy of stating investments at fair market value, annual unrealized market appreciation or depreciation of investments is reflected in the statement of changes in net assets available for benefits.

   Distributions
   Distributions to participants are based on the value of the Company's common stock at the time of distribution. The common stock is valued at the average of the last reported sales price and the latest quoted bid price on the date of distribution. Such distributions are made by the trustee at least annually but not more frequently than quarterly.

   Distributions are accounted for on a cash basis for financial statement purposes. This accounting results in a difference between the Plan's financial statements and its Form 5500 filed with the Internal Revenue Service, as benefit obligations are accounted for on an accrual basis for purposes of the Form 5500. The difference of $199,608 and $383,675 at May 31, 1995 and May 25, 1994, represents the accumulated benefit obligation on Form 5500.

   Expenses of the Plan
   Direct expenses incurred in the administration of the Plan and the trust are paid by the Plan. No indirect expenses are allocated to the Plan by the Company.

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American Recreation Centers, Inc.

Employee Stock Ownership Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

3. Common Stock of American Recreation Centers, Inc.
   Common stock of the Company held by the Plan comprised the following:

                                              May 31, 1995
                                 Allocated    Unallocated       Total
   Number of Shares                686,479             --       686,479
                                ----------    -----------    ----------

   Cost                         $3,587,277             --    $3,587,277
                                ==========    ===========    ==========

   Market                       $4,934,411             --    $4,934,411
                                ==========    ===========    ==========

                                              May 25, 1994
                                 Allocated    Unallocated       Total
   Number of Shares                725,755         11,709       737,464
                                ----------    -----------    ----------

   Cost                         $3,714,863    $    56,350    $3,771,213
                                ==========    ===========    ==========

   Market                       $4,989,572    $    80,499    $5,070,071
                                ==========    ===========    ==========

   The unallocated shares represent Company common stock held in trust for the benefit of Plan participants. The stock was purchased by the Plan using the proceeds of a loan from the Company (Note 4). Shares of the stock are allocated to participants based upon the ratio of the payments of principal and interest on the note payable to the Company during the Plan year, to the total payments of principal and interest over the remaining term of the loan. During fiscal 1995 the loan was paid off, resulting in all the unallocated stock being allocated to the participants.

4. Note Payable to American Recreation Centers, Inc.
   The Company had a note payable to a bank of which the original proceeds were loaned to the Plan. The Plan used the proceeds to acquire shares of the Company's common stock. The Plan's note payable to the Company and the Company's bank loan had similar terms. In August 1994, the loan balance was paid in full. Proceeds for the payments were obtained from Company contributions and cash dividends received.

American Recreation Centers, Inc.

Employee Stock Ownership Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

5. Contributions
   For fiscal year ended May 25, 1994, the Company made a cash contribution of $425,000.

   At May 31, 1995, the Company had authorized a contribution to the Plan of $425,000; however, the Company has not yet determined whether this contribution will be made in the form of cash or common stock of the Company. The Company has until December 15, 1995 to make this determination.

6. Financial Data Certified by the Trustee
   The financial statements and schedule appearing on pages 4, 5, and 10 of this report were prepared from financial data certified by the trustee, Imperial Trust Company, in accordance with Section 2520.103-5 of the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA.

American Recreation Centers, Inc.

Employee Stock Ownership Plan
Assets Held for Investment at May 31, 1995                            Schedule I
--------------------------------------------------------------------------------

                                      Description                 Current
Identity of Issue                    of Investment      Cost       Value

American Recreation Centers, Inc.    686,479 shares  $3,587,277  $4,934,411

Short-term investment funds          260,200 units      260,200     260,200
                                                                 ----------

                                                                 $5,194,611
                                                                 ==========